Exhibit 10.1

AMENDMENT NO. 3

TO

EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement (the "Amendment"), dated as of June 22, 2015, is entered into by and between Vringo, Inc., a Delaware corporation and the successor in interest to Innovate/Protect, Inc. (the "Company"), and Andrew Kennedy Lang (the "Employee"), for purposes of amending the terms of that certain Employment Agreement, dated June 22, 2011 and amended by Amendment No. 1 to Employment Agreement dated November 15, 2011 and Amendment No. 2 to Employment Agreement dated March 11, 2012 (collectively, as amended, the "Agreement").

WHEREAS, the Company and Employee desire to amend certain terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and agree as follows:

1.                  All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2.                  All references to "Executive" in the Agreement shall be replaced by "Employee".

3.                  The following shall replace Section 1 of the Agreement.

"The Company agrees to employ and Employee agrees to serve as the Head of Technology of Vringo, Inc. The duties and responsibilities of Employee shall include the duties and responsibilities normally associated with such position and such other duties and responsibilities consistent with such positions as the Chief Executive Officer of the Company may from time to time reasonably assign to Employee. The Employee shall report directly to the Chief Executive Officer of the Company.

The Company and Employee agree to form a new corporation ("NewCo") to be initially owned 51% by Company and 49% by Employee ("Newco"). The intention of NewCo is to develop and commercialize new technologies in the areas of mobile, security, digital currencies, and trusted computing and communication infrastructure. Any intellectual property created by Employee in the scope of his employment, as specified and mutually agreed to by email at regular intervals, hereunder after December 31, 2015 will be owned by the Company or Newco. Notwithstanding the foregoing, neither Vringo nor Newco will have ownership of intellectual property created by Employee for third parties as permitted pursuant to the last paragraph of Section 3 and Section 10 hereof.

1

Until December 31, 2016, Employee shall devote a reasonable amount of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities assigned to him pursuant to this Agreement. In addition, the Company acknowledges that Employee shall devote a substantial amount of his working time and efforts to ("NewCo"). Notwithstanding the foregoing, for avoidance of doubt, Employee's obligations under Sections 10, 11 and 13 of this Agreement remain in place and shall survive termination of this Amendment."

Notwithstanding the preceding paragraph, nothing herein shall preclude Employee from (i) performing services for other companies, other then competing business, but if performed prior to January 1, 2016, then only as the Company may designate or permit, (ii) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing Employee's personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) (a) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee's duties and responsibilities hereunder and (b) and employee shall not represent that these other activities are associated with Vringo.

4.                  The following shall replace Section 2 of the Agreement.

"The term of this Agreement shall continue from the date of this Amendment until December 31, 2016 (the "Employment Period").

5.                  The following shall replace Section 3 of the Agreement.

"Employee's services shall be performed at any location in New York City, but preferentially at the main offices of the Company, unless the Employee relocates more than 50 miles from those offices, in which case the Employee may perform services in any reasonable alternative location."

6.                  The following shall replace Section 4 of the Agreement, as amended.

"For all services to be rendered by Employee pursuant to this Agreement, the Company agrees to pay Employee a base salary of $200,000 per year prorated from the date of this Amendment until December 31, 2015 (the "Base Salary").

2

From January 1, 2016 until December 31, 2016, the Base Salary will be adjusted to an annual rate of $36,000 (the "Adjusted Base Salary") The Adjusted Base Salary may be modified at the Company's discretion. The parties agree that it is the intention for Employee to derive an increasing portion of his total income from NewCo rather than the Company as the portion of his time spent performing work for NewCo rather than the Company increases, although this does not create any obligation on the part of the Company to guarantee that outcome.

The Base Salary and the Adjusted Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices."

7.                  The following shall replace Section 6 of the Agreement, as amended.

"Employee shall be entitled to prompt reimbursement by the Company for reimbursement for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Employee while employed (in accordance with the policies and procedures established by the Company) in the performance of his duties and responsibilities under this Agreement; provided, that Employee shall properly account for such expenses in accordance with Company policies and procedures. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect."

8.                  The following shall replace Section 9 of the Agreement.

"The Employment Period shall automatically terminate upon the earliest to occur of: (A) a termination by the Company for any reason, (B) a termination by Employee for any reason, or (C) on December 31, 2016. If the Employment Period terminates prior to December 31, 2016, the Company shall pay Employee (i) any earned but unpaid Base Salary and/or Adjusted Base Salary up to and through the date of termination, (ii) any accrued but unused vacation pay, (iii) any unpaid declared Bonus, (iv) any and all reasonable expenses paid or incurred by the Employee in connection with and related to the performance of his duties and responsibilities for the Company up to and through the date of termination, and (v) any benefits provided under the Company's employee benefit plans pursuant to, and in accordance with, the terms of such plans through the date of termination (collectively, the "Accrued Obligations"). If the Company terminates the Employee for any reason other than Cause, as defined herein, in addition to the Accrued Obligations, the Company shall: (a) pay the Employee the portion of his or her Base Salary and/or Adjusted Base Salary from the termination date until December 31, 2016 paid over time according to the Company's standard payroll procedures, and (b) maintain any benefits provided under the Company's employee benefit plans pursuant to, and in accordance with, the terms of such plans through December 31, 2016. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions."

3

"Cause" as defined in this Amendment shall mean: (a) the willful and continued failure of the Employee to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Employee's death) after a written demand by the Board for substantial performance is delivered to the Employee by the Company, which specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Employee within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c) violation of Sections 10, 11 or 13 of the Agreement, or (d) fraud, dishonesty or gross misconduct, which is materially and demonstratively injurious to the Company. Termination under clauses (b), (c) or (d) of this definition shall not be subject to cure.

9.                  The Employee hereby agrees that he shall resign as a member of the Company's board of directors immediately upon the effective date of this Amendment and that, contemporaneously with his execution of this Amendment, Employee shall execute a letter confirming his resignation from such position.

10.              Section 12 of the Agreement shall remain in full force and effect from the effective date of this Amendment until December 31, 2015. However, the provisions of Section 12 shall not apply to any work or items resulting from such work performed under the scope of activities for NewCo.

Notwithstanding the foregoing, the provisions of Section 12 of the Agreement shall apply to any inventions, developments, works of authorship, improvements, expressions, information, data, databases, user interfaces, websites, techniques, processes, methods, programs or products developed by Employee within the scope of his employment with the Company after December 31, 2015 but prior to termination of this agreement which shall remain the sole and exclusive property of the Company and continue to be governed by Section 12.

The parties also acknowledge that, after December 31, 2015, Section 12 of the Agreement shall not apply to any inventions, developments, works of authorship, improvements, expressions, information, data, databases, user interfaces, websites, techniques, processes, methods, programs or products developed by Employee outside the scope of his employment with the Company after December 31, 2015.

11.              Employee acknowledges that this Amendment, the execution thereof, and any communications or negotiations between Employee and the Company related to this amendment or otherwise, do not constitute a Good Reason termination (as defined in the Agreement) under the Agreement.

12.            This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

4

13.            Employee represents and agrees that he fully understands his right to discuss all aspects of this Amendment with his private attorney, that to the extent, if any that he desired, he availed himself of this right, that he has carefully read and fully understands all provisions of this Amendment, that he is competent to execute this Amendment, that his agreement to execute this Amendment has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

VRINGO, INC.

By:	/s/ Andrew D. Perlman
Name:	Andrew D. Perlman
Title:	Chief Executive Officer

/s/ Andrew Kennedy Lang
ANDREW KENNEDY LANG

5